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                     AMERICAN FAMILY LIFE INSURANCE COMPANY
                               6000 AMERICAN PKWY
                         MADISON, WISCONSIN 53783 - 0001
                                  888 428 5433

             ACCELERATED DEATH BENEFIT RIDER FOR THE PRIMARY INSURED

               FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE

This RIDER is attached to and becomes a part of the BASE POLICY and is subject to the conditions and provisions of the BASE POLICY. All such conditions and provisions apply to this RIDER unless changed by this RIDER.

RECEIPT OF ACCELERATED DEATH BENEFITS MAY BE TAXABLE. CONTACT YOUR PERSONAL TAX ADVISOR FOR SPECIFIC ADVICE. THE ATTACHMENT OF THIS RIDER TO THE BASE POLICY OR THE RECEIPT OF ACCELERATED DEATH BENEFITS MAY ADVERSELY AFFECT THE OWNER'S ELIGIBILITY FOR MEDICAID OR OTHER GOVERNMENT BENEFITS OR ENTITLEMENTS. NEITHER AMERICAN FAMILY LIFE INSURANCE COMPANY NOR ITS AGENTS CAN PROVIDE ADVICE IN THESE MATTERS.

                                   DEFINITIONS

ACCELERATED DEATH BENEFIT. The amount of the DEATH BENEFIT that is paid to the OWNER while the PRIMARY INSURED is alive. The ACCELERATED DEATH BENEFIT cannot exceed the lesser of:
     1. 75% of the DEATH BENEFIT under the BASE POLICY on the date the request for the ACCELERATED DEATH BENEFIT is received at the ADMINISTRATIVE SERVICE CENTER; or
     2. $250,000.00.

The amount of the ACCELERATED DEATH BENEFIT payable to the OWNER is reduced by the following:
     1. any outstanding policy loans;
     2. any unpaid policy loan interest; and
     3. any unpaid premium due, plus interest.

PHYSICIAN. Any person who is legally licensed to practice medicine and is acting within the scope of that license. A physician does not include the PRIMARY INSURED, the OWNER or a member of the PRIMARY INSURED'S or the OWNER'S family.

TERMINAL ILLNESS. Any illness or condition that, in the opinion of a qualified PHYSICIAN, will cause the death of the PRIMARY INSURED within 12 months or less. Such TERMINAL ILLNESS may not be the result of an intentionally self-inflicted injury.

BENEFITS PAYABLE.  WE will pay the ACCELERATED DEATH BENEFIT to the OWNER if:
     1. the BASE POLICY is in force;
     2. the BASE POLICY has a SPECIFIED AMOUNT of $25,000 or more;
     3. WE receive proof satisfactory to US that the PRIMARY INSURED has a TERMINAL ILLNESS;
     4. WE receive a written request for this benefit from the OWNER, in a form acceptable to US and such request is not within three years of the BASE POLICY'S Termination Date;
     5. the payment of the ACCELERATED DEATH BENEFIT is approved by any irrevocable BENEFICIARY, any collateral assignee, or any other party in interest if in OUR opinion, consent from such party is necessary to protect OUR interests; and
     6. in Community or Marital Property States, WE receive the consent of the OWNER'S spouse.

The ACCELERATED DEATH BENEFIT is payable in one lump sum. Only one ACCELERATED DEATH BENEFIT payment is allowed per BASE POLICY.

The ACCELERATED DEATH BENEFIT is treated as a lien against the BASE POLICY'S values and the BASE POLICY'S DEATH BENEFIT. The CASH SURRENDER VALUE of the BASE POLICY after the payment of the ACCELERATED DEATH BENEFIT is the CASH SURRENDER VALUE provided under the BASE POLICY minus the ACCELERATED DEATH BENEFIT and accumulated interest. If any loan interest payments are required to keep the BASE POLICY in force, a notice of termination will be mailed to the OWNER'S last known address or to that of any assignee of record at the ADMINISTRATIVE SERVICE CENTER at least 31 days before the BASE POLICY would terminate.

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The DEATH BENEFIT payable at the PRIMARY INSURED'S death is reduced by:
     1. the amount of the ACCELERATED DEATH BENEFIT plus interest;
     2. the amount of any unpaid premium on the BASE POLICY plus interest;
        and
     3. any other deductions authorized by the BASE POLICY.

The ACCELERATED DEATH BENEFIT and any accrued interest may be repaid in full or in part at any time.

Any benefits payable under any other RIDERS or benefit provisions including the Accidental Death Benefit Provision or Rider that are attached to the BASE POLICY are not affected by the ACCELERATED DEATH BENEFIT payment under this RIDER.

LIMITATIONS. The OWNER is not eligible to elect this ACCELERATED DEATH BENEFIT RIDER if he/she is required:
     1. by law to use this RIDER to meet the claims of creditors, whether in bankruptcy or otherwise;
     2. by a government agency to use this RIDER in order to apply for, obtain or keep a government benefit or entitlement.

PROOF OF TERMINAL ILLNESS. The ACCELERATED DEATH BENEFIT is not payable unless the OWNER sends proof satisfactory to US that the PRIMARY INSURED'S life expectancy is 12 months or less. The proof must include certification of such life expectancy from a PHYSICIAN.

The OWNER is responsible for obtaining and paying for the costs of all information provided as proof of TERMINAL ILLNESS. If WE receive unsatisfactory proof of TERMINAL ILLNESS, as determined by US, any additional medical procedures, tests or services that would be useful in helping the OWNER provide new proof of TERMINAL ILLNESS are determined by and paid for by the OWNER.

WE reserve the right to have the PRIMARY INSURED examined by a PHYSICIAN of OUR choice. WE will pay the cost of any exam that WE require. WE also reserve the right to make the final determination of eligibility for this benefit.

INTEREST. WE will charge interest on the ACCELERATED DEATH BENEFIT. Such interest is payable from the date of OUR payment until the date the policy ends. The maximum interest rate that WE will charge will be established on the date WE pay the ACCELERATED DEATH BENEFIT and will be the lesser of:
     1. the policy loan interest rate shown in the Schedule; or
     2. the greater of:
          a. the current yield on 90 day treasury bills; or
          b. the current maximum statutory adjustable policy loan interest rate.

PREMIUMS. The ACCELERATED DEATH BENEFIT RIDER is provided at no additional premium. If however, premiums are required to keep the BASE POLICY in force, WE will continue to bill for premiums after WE have paid the ACCELERATED DEATH BENEFIT. If the premium is not paid by the end of the grace period, the BASE POLICY will terminate in accordance with BASE POLICY'S conditions and provisions.

RIDER EFFECTIVE DATE. This RIDER takes effect as of the Rider Effective Date shown on the Schedule. If this RIDER is subsequently added to the BASE POLICY, the Rider Effective Date will be shown on an endorsement. The Rider Effective Date determines each:
     1. RIDER year;
     2. RIDER anniversary;
     3. RIDER month.

RIDER TERMINATION DATE.  This RIDER terminates on the earlier of:
     1. the date the BASE POLICY terminates subject to the conditions and provisions of the BASE POLICY; or
     2. the date the BASE POLICY is surrendered by the OWNER.

The OWNER may cancel this Rider at any time by sending a written request to the ADMINISTRATIVE SERVICE CENTER. Such cancellation takes effect on the MONTHLY DEDUCTION DAY following the date the written request is received at the ADMINISTRATIVE SERVICE CENTER, unless a later date is requested.

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REINSTATEMENT.  This RIDER may be reinstated as part of the BASE POLICY if it is terminated under 1. in the Termination Date provision above, subject to the Reinstatement provision of the BASE POLICY.

WAIVER OF MONTHLY DEDUCTION. If WE receive proof satisfactory to US under the ACCELERATED DEATH BENEFIT RIDER that the PRIMARY INSURED is TERMINALLY ILL, then MONTHLY DEDUCTIONS will be waived for the BASE POLICY if:
     1. a Waiver of Monthly Deduction Benefit Rider is attached to the BASE POLICY; and
     2. the Waiver of Monthly Deduction Benefit Rider is in force at the time of a claim for the ACCELERATED DEATH BENEFIT.

WAIVER OF SPECIFIED PREMIUM. If WE receive proof satisfactory to US under the ACCELERATED DEATH BENEFIT RIDER that the PRIMARY INSURED is TERMINALLY ILL, then the MONTHLY DEDUCTIONS will be waived for the BASE POLICY if:
     1. a Waiver of Specified Premium Rider is attached to the Base Policy; and
     2. the Waiver of Specified Premium Rider is in force at the time of a claim for the ACCELERATED DEATH BENEFIT.

The Waiver of Specified Premium Rider may not keep the BASE POLICY in force.





PRESIDENT                                                SECRETARY






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